Exhibit 10.09

Commitment Letter Regarding the Standardization and Reduction of Related Transactions
Given that ACM Research (Shanghai), Inc. (hereinafter referred to as the “issuer”) intends to apply for an initial public offering of shares and be listed on the Science and Technology Board, the company, as the issuer’s controlling shareholder, makes the following commitment in order to ensure the sustainable development of the issuer’s business and standardize related transactions:
1. On the premise of not affecting the interests of the issuer and other shareholders, the company will take measures to standardize and reduce related transactions with the issuer.
2. For related transactions within the normal business scope or other reasonable causes that need to occur or cannot be avoided, the company and other companies controlled by the company will sign a transaction agreement with the issuer according to law, and in accordance with the relevant laws, administrative regulations, departmental regulations, regulatory documents and the then valid “ACM Research (Shanghai), Inc. Articles of Association”, perform the approval process, and ensure that these related transactions will be implemented based on the principle of fair pricing.
3. The company will strictly perform related obligations such as avoiding voting by related parties in strict accordance with relevant regulations, and fulfill the statutory approval procedures and information disclosure obligations to approve related transactions.
4. Ensure that the related transactions are not used to illegally transfer the issuer’s funds, profits or engage in other acts that damage the interests of the issuer and other shareholders and creditors .

(There is no text below on this page)

(There is no text on this page, it is the signature page of the Commitment Letter Regarding the Standardization and Reduction of Related Transactions)

ACM RESEARCH, INC.

Signature: /s/ Hui Wang

Name: HUI WANG

Title: Authorized representative

Date: Year Month Day